EXHIBIT 11

                  GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
          STATEMENTS OF COMPUTATION OF PER SHARE EARNINGS (Unaudited)
                      (Millions, except per share amounts)

                                    Three Months         Six Months
                                    Ended June 30,       Ended June 30,
                                    --------------       --------------
                                   1996      1995       1996      1995
                                   ----      ----       ----      ----
Income
- -------------
Income before extraordinary item $     10  $    265    $    60   $   497
Extraordinary item, net of tax          5         -          5         -
                                 --------   -------    --------  --------

Net income                       $      5  $    265    $    55   $   497
                                 ========   =======    ========  ========

Weighted Average Shares
- -----------------------
Common shares outstanding,
 net of restricted stock           90,510    89,761     90,495    89,690

Add - shares assumed to
 be issued under long-term
 incentive (restricted stock),
 stock option and stock
 purchase plans at the average
 market price                         603       886        584       839
                                 --------  --------    --------  --------

Primary shares                     91,113    90,647     91,079    90,529
                                 --------  --------    --------  --------

Add - additional shares assumed
 to be issued under long-term
 incentive (restricted stock),
 stock  option and stock
 purchase plans at quarter end
 market price (if higher than
 average market price)                  -       186          -       259
                                 --------  --------    --------  --------

Fully diluted shares               91,113    90,833     91,079    90,788
                                 ========   =======    ========  ========


Income Per Share
- -----------------------
Income before extraordinary item $    .11  $   2.95    $    .66  $   5.54
Extraordinary item,net of tax        (.05)     -           (.05)     -
                                 --------  --------    --------  --------

Net income                       $    .06  $   2.95    $    .61  $   5.54
                                 ========   =======    ========  ========

Income Per Share - Primary
- ---------------------------------
Income before extraordinary item $    .11  $   2.92    $    .66  $   5.49
Extraordinary item, net of tax       (.05)     -           (.05)     -
                                 --------  --------    --------  --------

Net income                       $    .06  $   2.92    $    .61  $   5.49
                                 ========   =======    ========  ========



Income Per Share - Fully Diluted
- ---------------------------------------
Income before extraordinary item $    .11  $   2.92    $    .66  $   5.47
Extraordinary item, net of tax       (.05)     -           (.05)     -
                                 --------  --------    --------  --------

Net income                       $    .06  $   2.92    $    .61  $   5.47
                                 ========   =======    ========  ========

A single presentation of income (loss) per share is made on the Statements of Income because the effects of assuming issuance of common shares under long-term incentive, stock option and stock purchase plans are either antidilutive or insignificant.